SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 20, 2010
Date of Report

September 15, 2010
(Date of earliest event reported)

SUMOTEXT INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	4822	26-0319491
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

1400 Cattlemen Road, Suite D, Sarasota, FL 34232
(Address of principal executive offices, including zip code)

2100 Riverdale, Suite 200, Little Rock, Arkansas, 72202
 (Address of former principal executive offices)

(941) 377-0715
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On August 25, 2010, the Board of Directors (the “Board”) of Sumotext Incorporated (the “Company”), a Nevada corporation, consented to and approved an eleven-for-one forward split of the Company’s issued and outstanding shares of common stock (the “Forward Split”).  In connection with the Forward Split, the Company’s authorized common stock of the Company was increased from 100,000,000 shares to 1,100,000,000 shares of common stock.  There were no changes to the number of authorized shares of the Company’s preferred stock, or the par value of the common or preferred stock.

 The Forward Split became effective on September 15, 2010 (the “Effective Date”), with the Secretary of State of Nevada, but is still pending FINRA approval.  As a result of the Forward Split, shareholders will receive 11 shares of common stock for every one share of common stock they currently own.

The Forward Split will result in the increase the number of shares of the Company’s common stock issued and outstanding from 7,779,806 shares to 85,577,866 shares.  Consummation of the Forward Split will not result in a change in the relative equity position or voting power of the shareholders of the Company.  Additionally, the Company’s CUSIP number changed in connection with the Forward Split, but there will be no change of our trading symbol on the OTCBB (SXMI) as a result of the Forward Split, other than the addition of a “D” at the end of the symbol for approximately 20 business days following the Effective Date.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number  Description of Exhibit

3.1*                        Certificate of Change Filed Pursuant to NRS 78.209

*Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMOTEXT INCORPORATED

Date: September 20, 2010

/S/ Timothy Miller
By:  Timothy Miller, Chief Executive Officer, Director